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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
HITTITE MICROWAVE CORPORATION
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HITTITE MICROWAVE CORPORATION
20 Alpha Road
Chelmsford, Massachusetts 01824

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

        We invite you to attend our 2008 Annual Meeting of Stockholders, which is being held as follows:

Date:	Thursday, May 8, 2008
Time:	10:00 a.m., local time
Location:	Foley Hoag LLP Thirteenth Floor Seaport World Trade Center West 155 Seaport Boulevard Boston, Massachusetts 02210

        At the meeting, we will ask our stockholders to:

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  elect seven directors, each for a one-year term;

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  ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008; and

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  consider any other business properly presented at the meeting.

        You may vote on these matters in person or by proxy. Whether or not you plan to attend the meeting, we ask that you promptly complete and return the enclosed proxy card in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the meeting, you may withdraw your proxy and vote your shares in person. Only stockholders of record at the close of business on April 1, 2008 may vote at the meeting.

By order of the Board of Directors,

Robert W. Sweet, Jr. Secretary

April 11, 2008

PROXY STATEMENT
FOR THE
HITTITE MICROWAVE CORPORATION
2008 ANNUAL MEETING OF STOCKHOLDERS

i

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 8, 2008

        This proxy statement and our 2007 Annual Report to Stockholders are also available on the internet at http://ww3.ics.adp.com/streetlink/hitt.

INFORMATION ABOUT THE MEETING

The Meeting

        The 2008 Annual Meeting of Stockholders of Hittite Microwave Corporation will be held at 10:00 a.m., local time, on Thursday, May 8, 2008 at the offices of Foley Hoag LLP, 13th Floor, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts 02210. At the meeting, stockholders of record on the record date for the meeting who are present or represented by proxy will have the opportunity to vote on the following matters:

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  the election of seven directors, each for a one-year term;

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  the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008; and

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  any other business properly presented at the meeting.

This Proxy Solicitation

        We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the meeting (including any adjournment or postponement of the meeting).

  •
  This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

  •
  The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

        We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

        We will mail this proxy statement and the enclosed proxy card to stockholders for the first time on or about April 11, 2008. In this mailing, we will include a copy of our 2007 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2007 (excluding exhibits), as filed with the Securities and Exchange Commission.

Who May Vote

        Holders of record of our common stock at the close of business on April 1, 2008 are entitled to one vote per share of common stock on each proposal properly brought before the annual meeting.

        A list of stockholders entitled to vote will be available at the annual meeting. In addition, you may contact our Chief Financial Officer, William W. Boecke, at our offices located at 20 Alpha Road, Chelmsford, Massachusetts 01824, to make arrangements to review a copy of the stockholder list at those offices, between the hours of 9:00 a.m. and 5:30 p.m., local time, on any business day from April 28, 2008 to the time of the annual meeting.

How to Vote

        You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on April 1, 2008, the record date for the meeting. You may vote your shares at the meeting in person or by proxy.

  •
  To vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

  •
  To vote by proxy, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the persons named on the proxy card to vote your shares at the meeting in the manner you specify. If you complete all of the proxy card except the voting instructions, then the designated persons will vote your shares FOR the election of the nominated directors and FOR the ratification of our independent registered public accounting firm. If any other business properly comes before the meeting, then the designated persons will have the discretion to vote in any manner.

        If you vote by proxy, you may revoke your proxy at any time before it is exercised by taking one of the following actions:

  •
  sending written notice to our Secretary at our address set forth on the notice of meeting appearing on the cover of this proxy statement;

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  voting again by proxy on a later date; or

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  attending the meeting, notifying our Secretary that you are present, and then voting in person.

Shares Held by Brokers or Nominees

        If a broker or nominee holds shares of our common stock for you in its name as record holder, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy, you should follow the directions provided with the voting instruction card. If your shares are held by a broker and you do not provide timely voting instructions, the broker may have discretionary authority to vote your shares on matters which are considered routine. For non-routine matters, if you do not provide instructions, the broker will not vote your shares, which results in a "broker non-vote." To vote your shares in person, you must obtain a properly executed legal proxy from the record holder of the shares which identifies you as a Hittite stockholder and authorizes you to act on behalf of the record holder with respect to a specified number of shares.

Quorum Required to Transact Business

        At the close of business on April 1, 2008, 30,883,888 shares of common stock were outstanding. Our by-laws require that a majority of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

        If you and other residents at your mailing address own shares of common stock through a broker or other nominee, you may have elected to receive only one copy of this proxy statement and our 2007 Annual Report. If you and other residents at your mailing address own shares of common stock in your own names, you may have received only one copy of this proxy statement and our 2007 Annual Report unless you provided our transfer agent with contrary instructions.

        This practice, known as "householding," is designed to reduce our printing and postage costs. You may promptly obtain an additional copy of this proxy statement, enclosed proxy card and our 2007 Annual Report by sending a written request to Hittite Microwave Corporation, attention William W. Boecke, Chief Financial Officer, 20 Alpha Road, Chelmsford, Massachusetts 01824, or by calling Mr. Boecke at (978) 250-3343. If you hold your shares through a broker or other nominee and wish to discontinue householding or to change your householding election, you may do so by calling (800) 542-1061 or writing to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. If you hold shares in your own name and wish to discontinue householding or change your householding election, you may do so by calling (800) 937-5449 or writing to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038.

PROPOSAL 1:    ELECTION OF DIRECTORS

        The first proposal on the agenda for the meeting is the election of seven persons to serve as directors. The term of each director elected at our 2008 annual meeting of stockholders will begin at the meeting and end at our 2009 annual meeting of stockholders, or, if later, when the director's successor has been elected and has qualified.

Nominees for Election

        The following table sets forth certain information as of April 7, 2008 regarding our incumbent directors who have been nominated for re-election.

        Our incumbent directors Yalcin Ayasli and Bruce R. Evans have notified us that they do not intend to stand for reelection as directors at our 2008 annual meeting of stockholders. Dr. Ayasli founded Hittite Microwave Corporation in 1985 and has served as a member of our board of directors since our inception. Until 2004, Dr. Ayasli served as our Chief Executive Officer and until 2005, also as our Chairman. Mr. Evans has served as a member of our board of directors since 2001. Mr. Evans is a Managing Partner at Summit Partners, a private equity and venture capital firm. Prior to our initial public offering in 2005, entities affiliated with Summit Partners held all of our outstanding Series A preferred stock.

        The nominating committee of our board of directors has recommended, and our board of directors has nominated for election as directors, each of Ernest L. Godshalk, Adrienne M. Markham and Brian P. McAloon. Biographical information for each of these nominees is also set forth below.

Name	Age	Position
Stephen G. Daly	42	Chairman of the Board, President and Chief Executive Officer
Rick D. Hess	54	Director
Cosmo S. Trapani	69	Director
Franklin Weigold	69	Director
Ernest L. Godshalk	62	Nominee for election as Director
Adrienne M. Markham	57	Nominee for election as Director
Brian P. McAloon	57	Nominee for election as Director

        Stephen G. Daly has served as our President since January 2004, and as our Chief Executive Officer since December 2004. He has served as a member of our board of directors since January 2004, and as our Chairman since December 2005. Since joining Hittite in 1996, Mr. Daly has held various positions, including Applications Engineer, Principal Sales Engineer, Director of Sales and Director of Marketing. From 1992 to 1996, Mr. Daly held sales management positions at Alpha Industries and M/A-COM, which are RF and microwave semiconductor companies. From 1988 to 1992, Mr. Daly held various microwave design engineering positions at Raytheon's Missile Systems Division and Special Microwave

Device Operations Division. Mr. Daly received a B.S. in Electrical Engineering from Northeastern University.

        Rick D. Hess has served as a member of our board of directors since 2005. Mr. Hess has served as President and Chief Operating Officer of Konarka Technologies, Inc., a developer of photovoltaic cells on plastic, since 2006. Mr. Hess served as President and Chief Executive Officer of Integrated Fuel Cell Technologies, Inc., or IFCT, a developer of fuel cell systems, from 2004 to 2006. IFCT filed a petition for voluntary bankruptcy in the U.S. Bankruptcy Court for the District of Delaware on April 12, 2007. From 1999 to 2004, Mr. Hess served as President of M/A-COM. Mr. Hess received a B.S. in Electrical Engineering from Purdue University and an M.S. in Electrical Engineering from Johns Hopkins University.

        Cosmo S. Trapani has served as a member of our board of directors since 2000. From 2000 to 2002, Mr. Trapani served as Vice President and Chief Financial Officer of PRI Automation, Inc. From 1999 to 2000, Mr. Trapani was Senior Vice President and Chief Financial Officer at Circor International, Inc., a manufacturer of fluid control systems. From 1990 to 1998, Mr. Trapani was Executive Vice President and Chief Financial Officer of Unitrode Corporation, a manufacturer of analog and mixed-signal integrated circuits. Prior to Unitrode Mr. Trapani was Vice President Finance for Instron Corporation, a testing products company, and Corporate Controller and General Manager of Computervision CAD/CAM Division, an integrated computer systems company. Mr. Trapani is a member of the board of directors and Chairman of the audit committee of Ibis Technology, a manufacturer of equipment for the semiconductor industry. Mr. Trapani is a Certified Public Accountant and has been a member of various societies including AICPA, Massachusetts Society of CPAs, Board of Directors of Massachusetts Society of CPAs, and Chapter President of IMA. Mr. Trapani received a B.S. from Boston College and was a Commanding Officer in the U.S. Army.

        Franklin Weigold has served as a member of our board of directors since 2003. From 1999 to 2003, Mr. Weigold served as Vice President and General Manager of the Micromachined Products Division of Analog Devices, Inc., and from 1992 to 1999 was Vice President and General Manager of its Transportation and Industrial Products Division. Prior to joining Analog Devices, Mr. Weigold served as President and Chief Operating Officer of Unitrode Corporation. Previously, he was President of Silicon General Inc. Mr. Weigold also serves on the board of directors of Enpirion, Inc., and Siimpel Corporation. Mr. Weigold received a B.S. in Electrical Engineering from Michigan Technological University and an M.B.A. from the University of Pittsburgh.

        Ernest L. Godshalk is Managing Director of ELGIN Management Group, a private investment company. From 2001 until his retirement in 2004, Mr. Godshalk served as President, Chief Operating Officer and a director of Varian Semiconductor Equipment Associates, Inc., a manufacturer of semiconductor processing equipment. Previously, he served as Varian's Vice President and Chief Financial Officer. He is a director of Verigy Ltd. and of GT Solar International Inc. Mr. Godshalk received his B.A. from Yale University in 1967 and his M.B.A. from Harvard University in 1969.

        Adrienne M. Markham has since 1991 been a director in the law firm of Goulston & Storrs, a Professional Corporation. Ms. Markham brings 25 years of experience focusing on employment and corporate litigation. She has been an advisor to several bio-science and bio-tech firms. Ms. Markham received a B.S. in Education from Boston University and a J.D. from Suffolk University School of Law.

        Brian P. McAloon was until March 2008 Group Vice President of the DSP and Systems Products Group of Analog Devices, Inc., a provider of semiconductors for high performance signal processing applications, a position he held since 2001. He also served in a number of other roles at Analog Devices, including Vice President, Sales, Vice President, Sales and Marketing—Europe and Southeast Asia and General Manager, Analog Devices, B.V. Mr. McAloon received his B.Sc. in Electronics and Electrical Engineering from Glasgow University.

        If for any reason any of the nominees becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute nominated by the board of directors. Each nominee has consented to serve as a director if elected, and we currently have no reason to believe that any of them will be unable to serve.

        The seven persons receiving the greatest numbers of votes cast will be elected as directors. We will not count votes withheld or broker non-votes when we tabulate votes cast for the election of a director.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MS. MARKHAM AND MESSRS. DALY, GODSHALK, HESS, McALOON, TRAPANI AND WEIGOLD AS DIRECTORS.

PROPOSAL 2:    RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        PricewaterhouseCoopers LLP currently serves as our independent registered public accounting firm and audited our consolidated financial statements and our internal control over financial reporting for the year ended December 31, 2007. Our audit committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2008, and to conduct audits of our consolidated financial statements and of our internal control over financial reporting for the year ending December 31, 2008.

        Our audit committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our shareholders. However, our audit committee has recommended that the board of directors submit this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the audit committee will reconsider whether to retain PricewaterhouseCoopers LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Hittite and our shareholders.

        In order to pass, this proposal must receive a majority of the votes cast with respect to this matter. We will count abstentions but not broker non-votes when we tabulate votes cast, and, as a result, an abstention with respect to this proposal will have the same effect as a vote against the proposal.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

OUR BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

        The members of our board of directors are elected annually at our annual meeting of stockholders. A majority of our directors are independent within the meaning of the applicable rules of the SEC and The Nasdaq Stock Market, LLC. Specifically, our board of directors has determined that each of Messrs. Hess, Trapani and Weigold is, and that each of Ms. Markham and Messrs. Godshalk and McAloon will be, an independent director.

Committees of the Board of Directors

        Our board of directors has established an audit committee, a compensation committee and a nominating committee, which are the only standing committees of the board of directors.

        Audit committee.    The current members of our audit committee are Mr. Trapani, who serves as Chairman, Mr. Hess and Mr. Weigold. Our board of directors has determined that each member of the audit committee is an independent director, and that Mr. Trapani qualifies as an "audit committee financial expert," as defined by applicable rules of the SEC and The Nasdaq Stock Market, LLC. The audit committee assists our board of directors in its oversight of:

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  the integrity of our financial statements;

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  our compliance with legal and regulatory requirements;

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  the qualifications and independence of our independent registered public accounting firm; and

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  the performance of our independent registered public accounting firm.

        The audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The audit committee establishes and implements policies and procedures for the pre-approval of all audit services and all permissible non-audit services provided by our independent registered public accounting firm. During the year ended December 31, 2007, our audit committee met in person or by telephone six times. The charter of our audit committee, as approved by our board of directors, was attached as Appendix A to our proxy statement for the 2006 annual meeting of stockholders.

        Compensation committee.    The current members of our compensation committee are Mr. Weigold, who serves as Chairman, and Mr. Evans, each of whom is an independent director. The compensation committee:

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  recommends to the board of directors the compensation and benefits of our executive officers;

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  reviews and makes recommendations to the board of directors regarding benefit plans and programs for employee compensation; and

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  administers our equity compensation plans.

        During the year ended December 31, 2007, our compensation committee met in person or by telephone three times and acted twice by unanimous written consent. The charter of our compensation committee, as approved by our board of directors, was attached as Appendix B to our proxy statement for the 2006 annual meeting of stockholders.

        Nominating committee.    The current members of our nominating committee are Mr. Hess, who serves as Chairman, and Mr. Weigold, each of whom is an independent director. The nominating committee:

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  identifies individuals qualified to become board members; and

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  recommends nominations of persons to be elected to the board.

        During the year ended December 31, 2007, our nominating committee acted once by unanimous written consent. The charter of our nominating committee, as approved by our board of directors, was attached as Appendix C to our proxy statement for the 2006 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee during the year ended December 31, 2007 has ever been one of our employees, or had any relationship requiring disclosure herein pursuant to

Item 404 of Regulation S-K. During 2007, none of our executive officers served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee or board of directors.

Director Compensation

        Directors who are our employees receive no separate compensation for their services as directors. Our non-employee directors receive cash fees and equity-based compensation in the form of awards under our 2005 Stock Incentive Plan, as follows:

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  each non-employee director receives an annual cash fee in the amount of $15,000;

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  the chairperson of each of our board committees receives an additional cash fee as follows: audit committee chair, $10,000; compensation committee chair, $8,000; and nominating committee chair, $8,000; and

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  each other member of a board committee receives an additional annual cash fee of $8,000.

        The cash fees described above are paid quarterly in arrears. Non-employee directors are also reimbursed upon request for travel and other out-of-pocket expenses incurred in connection with their attendance at meetings of the board and of committees on which they serve.

        In addition, each non-employee director who is first elected to the board or who is elected to an additional one-year term at any annual meeting of stockholders, will upon such election receive a restricted stock award of 1,500 shares of our common stock. Each such restricted stock award will vest on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders.

        The following table provides information concerning the compensation earned by each of our directors other than Mr. Daly during the fiscal year ended December 31, 2007.

DIRECTOR COMPENSATION FOR 2007

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards($) (2)	Option Awards($) (3)	All Other Compensation ($)		Total ($)
Yalcin Ayasli	—	—	—	214,889	(4)	214,889
Bruce R. Evans	13,150	37,900	—	—		51,050
Rick D. Hess	17,550	37,900	44,500	—		99,950
Cosmo S. Trapani	19,250	37,900	—	—		57,150
Franklin Weigold	21,950	37,900	—	—		59,850

(1)
Consists of annual director's fees and, for Mr. Trapani, $10,500 for his services as Chairman of our audit committee during 2007, for Mr. Evans, $4,400 for his services as a member of our compensation committee, for Mr. Hess, $8,800 for his services as a member of our compensation committee and Chairman of our nominating committee, and for Mr. Weigold, $13,200 for his services as a member of our audit and nominating committees and as Chairman of our compensation committee.

(2)
Relates to restricted stock awards under our 2005 Stock Incentive Plan of 735 shares of common stock with a grant date fair value of each such award of $24,997 made in 2006 to each non-employee director, and 1,500 shares of common stock with a grant date fair value of each such award of $59,820, made in 2007 to each non-employee director. Amounts shown do not reflect compensation actually received by the non-employee director. The amounts shown represent expense recognized in our 2007 consolidated financial statements in accordance with SFAS 123R, except that we have disregarded any estimate of future forfeitures related to service-based vesting conditions with respect to such restricted stock awards. There were no actual forfeitures of restricted stock awards by any non-employee director in 2007. We have used the modified prospective method for calculating the expense amounts shown. We amortize the restricted stock awards of the 735 shares of common stock described above on a straight line basis over the five year vesting period, and we amortize the restricted stock awards of the 1,500 shares of common stock described above on a straight line basis over the one year vesting period. As of December 31, 2007, each of Messrs. Evans, Hess, Trapani and Weigold held restricted stock awards of 2,235 shares of common stock.

(3)
Amounts shown relate to an option to purchase 25,000 shares of common stock granted to Mr. Hess in 2005. Such option was vested as of December 31, 2007 as to 10,000 of the underlying shares. Amounts shown do not reflect compensation actually received by the non-employee director. The amounts shown represent expense recognized in our 2007 consolidated financial statements in accordance with SFAS 123R, except that we have disregarded any estimate of future forfeitures related to service-based vesting conditions with respect to such option awards. There were no actual forfeitures of stock options by any director in 2007. We have used the modified prospective method for calculating the expense amounts shown. The weighted average assumptions used to calculate the expense amounts shown for such stock option are disclosed in Note 2 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2005.

(4)
Amount consists of (i) $200,769 for services performed as an employee of the company, (ii) a $14,000 contribution paid by us to our 401(k) Plan for the account of Dr. Ayasli, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Dr. Ayasli.

Stock Ownership Policy

        We have adopted a stock ownership policy for members of our board of directors. Under our stock ownership policy, each director is expected to acquire and hold at least 5,000 fully vested shares of our common stock, or such greater number of shares as has an aggregate market value of not less than $200,000. We expect our directors to attain this stock ownership target within five years of the date of their first election to the board, or, in the case of our current directors, by 2012. In addition, each director is expected to retain at least two-thirds of the shares subject to restricted stock awards made to such director pursuant to our new director compensation policy described above until the foregoing stock ownership target is met, and to retain at least half of the shares subject to any such award while he remains a director.

Meetings of the Board of Directors

        Our board of directors met in person or by telephone six times and acted by unanimous written consent three times during the year ended December 31, 2007. All of our directors attended at least 75% of the aggregate of the total number of meetings of the board of directors and meetings held by all committees of the board on which they served in 2007.

Policy Regarding Board Attendance

        Our directors are expected to attend meetings of the board of directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our board of directors to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so. Each of our directors attended the 2007 annual meeting of stockholders.

Director Candidates and Selection Process

        Our nominating committee, in consultation with our Chairman of the Board and Chief Executive Officer, is responsible for identifying and reviewing candidates to fill open positions on the board, including positions arising as a result of the removal, resignation or retirement of any director, an increase in the size of the board or otherwise, and recommending to our full board candidates for nomination for election to the board. In recommending new directors, the committee will consider any requirements of applicable law or listing standards, a candidate's strength of character, judgment, business experience and specific area of expertise, factors relating to the composition of the board (including its size and structure), principles of diversity, and such other factors as the committee deems to be appropriate.

        The committee is responsible for reviewing from time to time the appropriate skills and characteristics required of board members in the context of the current make-up of the board, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, sales, financial reporting and other areas that contribute to an effective board.

        Stockholders may recommend individuals to the nominating committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our nominating committee, c/o Secretary, Hittite Microwave Corporation, 20 Alpha Road, Chelmsford, Massachusetts 01824. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting. Any recommendation of a potential director nominee should also include a statement signed by the proposed nominee expressing a willingness to serve on our board if elected. As part of this responsibility, the committee will be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the board and such candidate's compliance with the independence and other qualification requirements established by the committee or imposed by applicable law or listing standards.

Communications with our Board of Directors

        Stockholders wishing to communicate with our board should send correspondence to the attention of the Chairman of the Board, c/o Hittite Microwave Corporation, 20 Alpha Road, Chelmsford, Massachusetts 01824, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. The Chairman will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the full board or a committee of the board. The Chairman will review all stockholder correspondence, but the decision to relay that correspondence to the full board or a committee will rest entirely within his discretion. Our board believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to the Chairman, our board may elect to adopt more elaborate screening procedures.

Code of Ethics

        We have adopted a code of business conduct and ethics that applies to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and other executive officers. Our code of ethics includes provisions covering conflicts of interest, business gifts and entertainment, outside activities, compliance with laws and regulations, insider trading practices, antitrust laws, payments to government personnel, bribes or kickbacks, corporate record keeping, accounting records, the reporting of illegal or unethical behavior and the reporting of accounting concerns. Any waiver of any provision of the code of ethics granted to an executive officer or director may only be made by the board of directors. The code of ethics is posted under "Investor Relations—Corporate Governance—HMC Code of Business Conduct and Ethics" on our website at www.hittite.com.

Executive Officers

        The following table sets forth certain information regarding our executive officers as of April 11, 2008.

Name	Age	Position
Stephen G. Daly	42	Chairman of the Board, President and Chief Executive Officer
William W. Boecke	56	Vice President, Chief Financial Officer and Treasurer
Norman G. Hildreth, Jr.	45	Vice President, Sales and Marketing
Brian J. Jablonski	48	Vice President, Operations
Michael A. Olson	47	Vice President, Engineering

        Stephen G. Daly has served as our President since January 2004, as our Chief Executive Officer since December 2004 and as our Chairman since December 2005. Since joining Hittite in 1996, Mr. Daly has held various positions, including Applications Engineer, Principal Sales Engineer, Director of Sales and Director of Marketing. From 1992 to 1996, Mr. Daly held sales management positions at Alpha Industries and M/A-COM, which are RF and microwave semiconductor companies. From 1988 to 1992, Mr. Daly held various microwave design engineering positions at Raytheon's Missile Systems Division and Special Microwave Device Operations Division. Mr. Daly received a B.S. in Electrical Engineering from Northeastern University.

        William W. Boecke has served as our Vice President, Chief Financial Officer and Treasurer since March 2001. From 1997 to 2001, Mr. Boecke served as Vice President, Corporate Controller of PRI Automation, Inc., a supplier of semiconductor manufacturing automation systems. From 1991 to 1997, Mr. Boecke served as Director of Finance of LTX Corporation, a developer of automated semiconductor test equipment. Mr. Boecke received a B.S. from St. John's University and an M.B.A. from Boston College, and is a Certified Public Accountant.

        Norman G. Hildreth, Jr. has served as our Vice President, Sales and Marketing since January 2004. From February 2002 to January 2004, he served as our Director of Product Development. He was employed by Sirenza Microdevices, a designer and supplier of RF components, from August 2000 to February 2002 as Vice President, Wireless Products and Director of Fixed Wireless Products. From February 1992 to August 2000, Mr. Hildreth held various positions at Hittite including Director of Marketing, Director of Sales, Engineering Sales Manager and Senior Engineer. Mr. Hildreth received a B.S. in Electrical Engineering from the University of Massachusetts at Dartmouth.

        Brian J. Jablonski has served as our Vice President, Operations since January 2007. From May 2004 to December 2005, Mr. Jablonski served as our Director of Operations. From 2003 until joining Hittite in 2004, Mr. Jablonski served as a Capital Planning Manager at Allegro Microsystems, a supplier of advanced mixed signal power IC semiconductors. From 2000 to 2003, he served in various materials and operations management roles at M/A-Com, and as Director of Operations at Trebia Networks, a developer of storage networking applications. From 1986 to 2000, he served in a number of positions, including Director of Materials, for Unitrode Integrated Circuits, a manufacturer of analog and mixed signal integrated circuits. Mr. Jablonski received a B.S. in Industrial Management from Northeastern University and an MBA from New Hampshire College.

        Michael A. Olson has served as our Vice President, Engineering since January 2008. Mr. Olson has been employed by Hittite Microwave Corporation in various positions since March 1996, most recently as Director of IC Engineering and Director of Product Development. Mr. Olson received a B.S. in Electrical Engineering from Lehigh University.

Executive Compensation

        The following table summarizes the compensation earned during the fiscal year ended December 31, 2007 by our Chief Executive Officer, who is our principal executive officer, by our Chief Financial Officer, who is our principal financial officer, and by each of our other executive officers who were in office at December 31, 2007, whom we refer to in this proxy statement as our "named executive officers."

SUMMARY COMPENSATION TABLE FOR 2007

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)		Total ($)
Stephen G. Daly, Chairman of the Board, President and Chief Executive Officer	2007 2006	266,227 250,000	75,000 50,000	80,411 6,729	445,000 445,000	22,923 20,134	(6) (7)	889,561 771,863
William W. Boecke, Vice President, Chief Financial Officer and Treasurer	2007 2006	212,816 201,692	50,000 30,000	42,086 4,514	133,500 151,365	25,927 29,048	(8) (9)	464,329 416,619
Michael J. Koechlin, Senior Vice President, Engineering(5)	2007 2006	212,816 202,500	30,000 30,000	42,031 4,459	222,601 222,601	23,971 23,010	(10) (11)	531,419 482,570
Norman G. Hildreth, Jr., Vice President, Sales and Marketing	2007 2006	212,816 201,154	50,000 30,000	41,966 4,395	144,201 240,505	25,307 23,753	(12) (13)	474,290 499,807
Brian J. Jablonski, Vice President, Operations	2007 2006	185,712 157,692	30,000 30,000	40,964 3,616	89,000 89,000	25,104 24,352	(14) (15)	370,780 304,660

(1)
Amounts consist of discretionary cash bonuses paid to each named executive officer.

(2)
Amounts shown do not reflect compensation actually received by the named executive officer. The amounts shown represent expense recognized relating to restricted stock awards in our 2007 and 2006 consolidated financial statements, in accordance with SFAS 123R, except that we have disregarded any estimate of future forfeitures related to service-based vesting conditions with respect to such restricted stock awards. There were no actual forfeitures of restricted stock awards by any named executive officers in 2007 or 2006. We have used the modified prospective method for calculating the expense amounts shown. We amortize restricted stock awards on a straight line basis over five years.

(3)
Amounts shown do not reflect compensation actually received by the named executive officer. The amounts shown represent expense recognized in our 2007 and 2006 consolidated financial statements in accordance with SFAS 123R, except that we have disregarded any estimate of future forfeitures related to service-based vesting conditions with respect to such option awards. There were no actual forfeitures of stock options by any named executive officers in 2007 and 2006. We have used the modified prospective method for calculating the expense amounts shown. The weighted average assumptions used to calculate the expense amounts shown for stock options granted in 2007 are set forth in Note 14 to the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2007. Key assumptions include: the exercise price of the award, the expected option term, the expected volatility of our stock over the option's expected term, the risk-free interest rate over the option's expected term, and our expected annual dividend yield. The weighted average assumptions used to calculate the expense amounts shown for stock options granted in 2006 are set forth in Note 14 to the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2006. Key assumptions include: risk-free interest rate, expected stock price volatility, expected dividend yield and expected life of the option in years. The weighted average assumptions used to calculate the expense amounts shown for stock options granted in years prior to the adoption of SFAS 123R are disclosed in Note 2 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2005.

(4)
Except as described in the following footnotes, our named executive officers did not receive or earn any other perquisites, personal benefits or property as compensation for their services in 2007 or 2006. Reported compensation is valued on the basis of its aggregate incremental cost to us.

(5)
During 2007, Mr. Koechlin served as our Executive Vice President, Engineering. Effective January 23, 2008, Mr. Koechlin was appointed as our Chief Technology Officer.

(6)
Amount consists of (i) a $15,500 contribution paid by us to our 401(k) Plan for the account of Mr. Daly, (ii) an automobile allowance, including operation and maintenance costs, of $7,303 paid to Mr. Daly, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Daly.

(7)
Amount consists of (i) a $15,000 contribution paid by us to our 401(k) Plan for the account of Mr. Daly, (ii) an automobile allowance of $4,985 paid to Mr. Daly, and (iii) a life insurance premium of $149 paid by us to maintain a life insurance policy for Mr. Daly.

(8)
Amount consists of (i) a $15,500 contribution paid by us to our 401(k) Plan for the account of Mr. Boecke, (ii) $10,307 paid by us in connection with the lease, insurance, operation and maintenance of an automobile leased by us and used by Mr. Boecke, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Boecke.

(9)
Amount consists of (i) a $20,000 contribution paid by us to our 401(k) Plan for the account of Mr. Boecke, (ii) $8,899 paid by us in connection with the lease, insurance, operation and maintenance of an automobile leased by us and used by Mr. Boecke, and (iii) a life insurance premium of $149 paid by us to maintain a life insurance policy for Mr. Boecke.

(10)
Amount consists of (i) a $15,500 contribution paid by us to our 401(k) Plan for the account of Mr. Koechlin, (ii) $8,351 paid by us in connection with the lease, insurance, operation and maintenance of an automobile leased by us and used by Mr. Koechlin, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Koechlin.

(11)
Amount consists of (i) a $15,000 contribution paid by us to our 401(k) Plan for the account of Mr. Koechlin, (ii) $7,861 paid by us in connection with the lease, insurance, operation and maintenance of an automobile leased by us and used by Mr. Koechlin, and (iii) a life insurance premium of $149 paid by us to maintain a life insurance policy for Mr. Koechlin.

(12)
Amount consists of (i) a $15,500 contribution paid by us to our 401(k) Plan for the account of Mr. Hildreth, (ii) $9,687 paid by us in connection with the lease, insurance, operation and maintenance of an automobile leased by us and used by Mr. Hildreth, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Hildreth.

(13)
Amount consists of (i) a $15,000 contribution paid by us to our 401(k) Plan for the account of Mr. Hildreth, (ii) $8,604 paid by us in connection with the lease, insurance, operation and maintenance of an automobile leased by us and used by Mr. Hildreth, and (iii) a life insurance premium of $149 paid by us to maintain a life insurance policy for Mr. Hildreth.

(14)
Amount consists of (i) a $15,500 contribution paid by us to our 401(k) Plan for the account of Mr. Jablonski, (ii) $9,484 paid by us in connection with the lease, insurance, operation and maintenance of an automobile leased by us and used by Mr. Jablonski, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Jablonski.

(15)
Amount consists of (i) a $15,000 contribution paid by us to our 401(k) Plan for the account of Mr. Jablonski, (ii) $9,203 paid by us in connection with the lease, insurance, operation and maintenance of an automobile leased by us and used by Mr. Jablonski, and (iii) a life insurance premium of $149 paid by us to maintain a life insurance policy for Mr. Jablonski.

        The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2007.

GRANTS OF PLAN-BASED AWARDS IN 2007

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(#)(1)	Grant Date Fair Value of Stock and Option Awards($)(2)
Stephen G. Daly(3)	08/07/07	322	13,244
William W. Boecke(3)	08/07/07	257	10,570
Michael J. Koechlin(3)	08/07/07	257	10,570
Norman G. Hildreth, Jr.(3)	08/07/07	257	10,570
Brian J. Jablonski(3)	08/07/07	224	9,213

(1)
Consists of restricted stock awards granted in 2007 under our 2005 Stock Incentive Plan. Each restricted stock award vests over a five-year period, with one-third of the shares vesting on the third anniversary of the date of grant and the balance of the shares vesting on the fifth anniversary of the date of grant.

(2)
Amounts shown do not reflect compensation actually received by the named executive officer. The amounts shown represent the fair value of restricted stock awards as of the date of grant calculated in accordance with SFAS 123R. We amortize restricted stock awards on a straight line basis over five years.

(3)
Does not include restricted stock awards granted on February 28, 2008 under our 2005 Stock Incentive Plan, on account of services rendered by the executive in 2007, as follows: Mr. Daly, 10,000 shares; Mr. Boecke, 10,000 shares; Mr. Koechlin, 5,000 shares; Mr. Hildreth, 10,000 shares; and Mr. Jablonski 7,500 shares.

        The following table provides certain information about outstanding equity awards held by our named executive officers at December 31, 2007.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(2)	Market Value of Shares or Units of Stock That Have Not Vested($)(3)
Stephen G. Daly	—	150,000	17.00	07/21/2015	647 374 10,000 322	30,901 17,862 477,600 15,379
William. W. Boecke	118,030 —	— 75,000	5.34 17.00	03/01/2011 07/21/2015	564 299 5,000 257	26,937 14,280 238,800 12,274
Michael J. Koechlin	18,740 —	— 100,000	5.34 17.00	01/06/2013 07/21/2015	548 299 5,000 257	26,172 14,280 238,800 12,274
Norman G. Hildreth	—	75,000	17.00	07/21/2015	529 299 5,000 257	25,265 14,280 238,800 12,274
Brian J. Jablonski	—	50,000	17.00	07/21/2015	352 239 5,000 224	16,812 11,415 238,800 10,698

(1)
Mr. Daly's option to purchase 250,000 shares vests over a five-year period in five equal annual installments of 50,000 shares beginning on January 1, 2006. Mr. Daly exercised his option as to 100,000 of such shares during 2007. The other named executive officers' options vest over a five-year period, with one-third of the shares vesting on the third anniversary of the date of grant and the balance of the shares vesting on the fifth anniversary of the date of grant.

(2)
Consists of restricted stock awards, each of which vests over a five-year period, with one-third of the shares vesting on the third anniversary of the date of grant and the balance of the shares vesting on the fifth anniversary of the date of grant.

(3)
The closing price of our common stock on December 31, 2007 was $47.76.

        The following table provides certain information about stock option exercises by our named executive officers during the fiscal year ended December 31, 2007. No restricted stock awards held by any of our named executive officers vested in 2007.

OPTION EXERCISES AND STOCK VESTED FOR 2007

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Stephen G. Daly	100,000	2,397,810
William W. Boecke	60,000	2,377,337
Michael J. Koechlin	18,740	714,312
Norman G. Hildreth, Jr.	37,480	1,428,452
Brian J. Jablonski	—	—

    (1)
    All shares acquired were sold on the date of exercise. The value realized on exercise equals the difference between the option exercise price and the actual sale price of the common stock sold on the date of exercise.

Equity Compensation Plan Information

        We have one equity compensation plan under which shares are currently authorized for issuance, our 2005 Stock Incentive Plan (the "2005 Plan"). Our Amended and Restated 1996 Stock Option Plan (the "1996 Plan") expired by its terms on January 2, 2006, and no additional awards may be issued under the 1996 Plan. Each of our 1996 Plan and our 2005 Plan was approved by our stockholders prior to our initial public offering in 2005. We have no equity compensation plans that have not been approved by our stockholders. The following table provides information regarding securities authorized for issuance as of December 31, 2007 under our equity compensation plans.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))(1) (c)
Equity Compensation Plans Approved by Security Holders	1,421,168	$15.32	3,497,947
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	1,421,168	$15.32	3,497,947

(1)
Excludes 373,951 shares outstanding as of December 31, 2007 in the form of restricted stock awards issued under our 2005 Plan, which were issued without the payment of any consideration by the recipients.

Compensation Discussion and Analysis

        The following compensation discussion and analysis summarizes our executive officer compensation policies for 2007.

  Executive compensation objectives.

        The objectives of our executive compensation program are to align compensation with our business objectives, individual performance and the interests of our shareholders; motivate and reward high levels of performance; recognize and reward the achievement of company-wide or departmental goals; and enable our firm to attract, retain and reward members of senior management who contribute to the long-term success of our company.

        To achieve those objectives, we seek to make decisions concerning executive compensation that:

  •
  establish incentives that will link executive officer compensation to our company's financial performance and that will motivate executives to attain our annual financial targets; and

  •
  provide a total compensation package that is competitive among comparable companies in the semiconductor industry.

  Elements of executive compensation.

        Our compensation package for our executive officers consists of three principal elements:

  •
  salary;

  •
  short-term incentive compensation in the form of annual discretionary cash bonuses; and

  •
  long-term equity-based incentive compensation, in the form of restricted stock awards and stock options.

        Our executive officers are also eligible to participate in other employee benefit plans, including health, life insurance and medical reimbursement plans and a 401(k) retirement plan, on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these plans. They are also entitled to the use of a company-leased automobile, a benefit that we also make available to other management-level employees.

  Executive compensation process.

        The compensation of our executive officers is reviewed annually by the compensation committee of our board of directors, which makes recommendations that are considered and acted upon by our board of directors. This annual review process generally takes place in December, at which time salaries for the next year and discretionary bonuses and restricted stock awards for the current year are determined by the board of directors. Restricted stock awards to our executive officers for 2007 were awarded in February 2008.

        The compensation committee, which is comprised entirely of non-employee directors, each of whom our board of directors has determined is independent within the meaning of the rules of The Nasdaq Stock Market, LLC, met three times and acted twice by unanimous written consent during 2007.

        The members of the compensation committee have substantial managerial experience and wide contacts in the semiconductor industry and in the broader technology industry, upon which they rely in formulating their recommendations to the board of directors. Prior to 2008, the compensation committee did not engage the services of any compensation consultant or engage in any process of formal benchmarking of total compensation or any element of compensation in connection with its deliberations.

        In connection with the awards of equity-based compensation to our executive officers for 2007 that we made in February 2008, our compensation committee commissioned a study from Radford Surveys and Consulting comparing our executive officers' long-term incentive compensation with that of executives having comparable responsibilities in four groups of companies. The four comparison groups consisted of the Radford High Technology Executive Survey Group, consisting of 21 companies in the semiconductor industry with annual revenues of $200 million or less (the "Survey Group"); five companies in the GaAs semiconductor industry, consisting of Anadigics Inc., RF Micro Devices Inc., Skyworks Solutions Inc., Triquint Semiconductor Inc., and WJ Communications; twelve analog and mixed signal semiconductor companies comparable in size to Hittite, consisting of Atheros

Communications Inc., Entropic Communications, Micrel Inc., Microsemi Corp., Mindspeed Technologies Inc., Netlogic Microsystems Inc., Power Integrations Inc., SiRf Technology Holdings, Silicon Laboratories Inc., Semtech Corp., Supertex Inc., and Volterra Semiconductor Corp. (the "Comparable Size Analog and Mixed Signal Group"); and twelve analog and mixed signal semiconductor companies larger than Hittite, consisting of Analog Devices, Broadcom Corp., Exar Corp., Intl Rectifier Corp., Intersil Corp., Linear Technology Corp., Maxim Integrated Products, Microchip Technology Inc., National Semiconductor Corp., On Semiconductor Corp., PMC Sierra Inc., and Texas Instruments Inc.

        Radford Surveys and Consulting is an independent compensation consultant and except as described above has provided no other services to us or to our management.

        Bearing in mind the difficulty of comparing equity compensation practices among companies due to the differing forms of stock awards, disparate vesting and other terms, differing valuation and comparison methodologies and other distinguishing factors, the committee's objective was to award long-term equity-based compensation for 2007 that was competitive at the 50th to 75th percentile level with that of executives with similar levels of responsibility in the Survey Group and the Comparable Size Analog and Mixed Signal Group (considered on a composite basis, with the two groups weighted evenly). The committee believes that its long-term equity-based incentive awards for 2007 were consistent with this objective.

  Role of executive officers in establishing compensation.

        Our chief executive officer makes recommendations with regard to the compensation of our executive officers other than himself, which are reviewed by the compensation committee. Executive officers do not participate in the process of establishing their own annual compensation.

  Executive compensation for 2007.

        Salaries.    In setting salaries for our executive officers for 2007, we considered the salaries we paid our executive officers in prior years, information available to us regarding the salaries and overall compensation paid to persons having comparable responsibilities at other semiconductor companies with which we compete, as well as information concerning the responsibilities and compensation of other members of our senior management team. The committee evaluated the experience, talents and capabilities of our executive officers relative to their peers at competing firms, and recommended salaries that it believed our executive officers would find attractive. The committee also took into account its view that, in general, executives having comparable levels of responsibility should receive similar levels of base compensation. After considering these factors, for 2007 we increased the salaries of our executive officers by amounts that were consistent with merit raises we awarded to our management employees generally for 2007. Brian J. Jablonski was promoted to the office of vice president, operations in January 2007. In connection with this promotion, Mr. Jablonski's salary for 2007 was increased in order to provide him with a salary that is commensurate with his role as an executive officer.

        Bonuses.    Our cash bonuses are intended to provide short-term incentives by rewarding executive officers for their contribution to our performance for the past year. Our determinations are discretionary and the recommendations of our compensation committee are based primarily on the recommendations of our chief executive officer and judgments made by the committee members. While some of the factors we consider are quantifiable, in our view many less quantifiable forms of contribution are equally important and deserve considerable weight. Our compensation committee did not rely upon or consider any quantitative formula, individual quantitative performance criteria or formal weighting of factors in its deliberations for 2007. The most significant factors taken into account in determining executive bonuses for 2007 were the growth in our revenue and profitability in 2007 and the committee's subjective assessment of each executive's contribution to that growth. After considering these factors, we awarded cash bonuses ranging from $30,000 to $50,000 to our executive officers other than our chief executive officer for 2007.

        Restricted stock awards and stock options.    We believe that long-term equity-based incentives are important as a means of aligning the interests of management with shareholders' interest in the financial performance of our company and value of our stock, and also in recruiting and retaining qualified executives. In connection with our initial public offering in 2005, we awarded to our employees nonqualified stock options and restricted stock awards covering an aggregate of approximately 1.3 million shares of our common stock. However, since that time we have relied upon restricted stock awards under our 2005 Equity Incentive Plan as our primary form of long-term incentive compensation for our executive officers.

        In order to provide a significant incentive to executive officers to remain with our firm and create long-term value for our shareholders, our restricted stock awards to employees generally vest over a five-year period, with one-third of the shares vesting on the third anniversary of the date of grant and the balance of the shares vesting on the fifth anniversary of the date of grant. In the past, the sale or (with certain exceptions for tax and estate-planning purposes) other disposition of the shares subject to each restricted stock award was prohibited prior to the fifth anniversary of the date of grant. In December 2007, we amended this policy to provide that the restrictions on transfer of all outstanding restricted stock awards, and on all future awards to our executive officers and other employees, would lapse as the restricted stock awards vest.

        The compensation committee awarded to our named executive officers other than our chief executive officer, for their services in 2007, long-term incentive compensation in the form of restricted stock awards ranging from 5,000 to 10,000 shares of our common stock. In determining the amount of our long-term equity-based incentive awards to our executive officers for 2007, the compensation committee took into account, in addition to the factors it considered in awarding cash bonuses to these officers, the information as to the compensation practices of the comparable companies included in the Presidio Pay Advisors and Radford Surveys and Consulting reports. The committee also compared the value of the unvested equity held by each executive with that of executives at similar levels in the four comparison groups covered by the Radford Surveys and Consulting report.

        In addition, each of William W. Boecke, Michael J. Koechlin and Norman G. Hildreth, Jr. received a restricted stock award of 257 shares of our common stock, and Brian J. Jablonski received a restricted stock award of 224 shares of our common stock, in connection with a company-wide grant of restricted stock awards made in August 2007 to all of our employees, including our named executive officers, in connection with the second anniversary of our initial public offering. Each such award was equal in value to 5% of the employee's salary.

  Chief executive officer compensation.

        Consistent with our compensation policies for our other executive officers, our approach to the 2007 compensation of our chief executive officer, Stephen G. Daly, was to be competitive with comparable companies in the semiconductor industry. The salary for our chief executive officer is intended to provide him with a level of fixed compensation commensurate with his responsibilities and duration of employment with our company and competitive with salaries for officers holding similar positions with comparable companies in the semiconductor industry. After considering all these factors, we increased Mr. Daly's salary from $250,000 in 2006 to $265,000 in 2007. We also awarded Mr. Daly a cash bonus of $75,000 for 2007, a restricted stock award of 10,000 shares of our common stock (granted in February 2008 for his services during 2007) and a restricted stock award of 322 shares of our common stock in connection with the second anniversary of our initial public offering. In establishing the amount of his recommended cash bonus, our compensation committee gave primary consideration to his contribution to the increases in our revenues and net income in 2007 and its assessment of his performance in discharging his responsibilities as chief executive officer.

  Section 162(m) of the Internal Revenue Code.

        Section 162(m) of the Internal Revenue Code limits our tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly compensated executive officers at the end of any fiscal year unless the compensation qualifies as "performance-based compensation." Historically, none of our executive officers has received annual compensation in an amount that would be subject to limitation under Section 162(m). Our compensation committee's policy with respect to Section 162(m) is to make a reasonable effort to cause compensation to be deductible by us while simultaneously providing our executive officers with appropriate rewards for their performance.

Compensation Committee Report

        Our compensation committee has submitted the following report for inclusion in this proxy statement:

        Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our committee's review and the discussions with management, our committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Franklin Weigold, Chair Bruce R. Evans

INFORMATION ABOUT COMMON STOCK OWNERSHIP
AND PERFORMANCE

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

        The following table provides information about the beneficial ownership of our common stock as of April 7, 2008, by:

  •
  each person or entity known by us to own beneficially more than five percent of our common stock;

  •
  each of the named executive officers;

  •
  each of our directors and nominees for election as a director; and

  •
  all of our executive officers and directors as a group.

        In accordance with SEC rules, beneficial ownership includes any shares for which a person or entity has sole or shared voting power or investment power and any shares for which the person or entity has the right to acquire beneficial ownership within 60 days after April 7, 2008 through the exercise of any option, warrant or otherwise. Except as noted below, we believe that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names. Percentage of beneficial ownership is based on 30,883,888 shares of common stock outstanding as of April 7, 2008. All shares included in the "Right to Acquire" column represent shares subject to outstanding stock options or warrants that are exercisable within 60 days after April 7, 2008. The address of our executive officers and directors is in care of Hittite Microwave Corporation, 20 Alpha Road, Chelmsford, Massachusetts 01824.

	Shares Beneficially Owned
Names and Addresses of Beneficial Owners	Outstanding	Right to Acquire	Total	Percent
Dr. Yalcin Ayasli(1) 20 Alpha Road Chelmsford, Massachusetts 01824	11,313,799	—	11,313,799	36.63%
Ayasli Children LLC 20 Alpha Road Chelmsford, Massachusetts 01824	3,862,269	—	3,862,269	12.51%
FMR LLC(2) 82 Devonshire Street Boston, Massachusetts 02109	4,243,957	—	4,243,957	13.74%
AXA Financial, Inc.(3) 1290 Avenue of the Americas New York, New York 10104	1,747,244	—	1,747,244	5.66%
Stephen G. Daly	59,183	50,000	109,183	*
Norman G. Hildreth, Jr.	16,085		16,085	*
William W. Boecke	16,860	118,030	134,890	*
Michael J. Koechlin	10,104	18,740	28,844	*
Brian J. Jablonski	13,348	—	13,348	*
Michael A. Olson	10,279	—	10,279	*
Bruce R. Evans	5,340	—	5,340	*
Rick D. Hess	4,235	10,000	14,235	*
Cosmo S. Trapani(4)	3,235	—	3,235	*
Franklin Weigold(5)	54,181	9,370	63,551	*
Ernest L. Godshalk	—	—	—	*
Adrienne M. Markham	—	—	—	*
Brian P. McAloon	—	—	—	*
All current directors and executive officers as a group (11 persons)	11,506,649	206,140	11,712,789	37.92%

*
Less than one percent

(1)
Includes 3,862,269 shares owned of record by the Ayasli Children LLC, a Delaware limited liability company, of which the members are Dr. Ayasli's children and of which Dr. Ayasli is the sole manager.

Dr. Ayasli disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein, if any.

(2)
Based on information contained in an amendment to a report on Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2008. The amended report states that:

•
FMR LLC has beneficial ownership of all of the shares listed in the table, has voting power with respect to 981,482 of the shares listed in the table and has sole dispositive power with respect to all of the shares listed in the table;

•
Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,181,475 shares or 10.265% of the shares listed in the table as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

•
Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,181,475 shares listed in the table.

•
Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC

•
Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

•
Pyramis Global Advisors, LLC ("PGALLC"), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 406,800 shares or 1.313% of the shares listed in the table as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares.

•
Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 406,800 shares and sole power to vote or to direct the voting of 406,800 shares listed in the table owned by the institutional accounts or funds advised by PGALLC as described above.

•
Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 622,400 shares or 2.008% of the shares listed in the table as a result of its serving as investment manager of institutional accounts owning such shares.

•
Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 622,400 shares and sole power to vote or to direct the voting of 541,400 of the shares listed in the table owned by the institutional accounts managed by PGATC as described above.

•
Fidelity International Limited ("FIL"), a qualified institution under section 240.23d-1(b)(1) is the beneficial owner of 33,282 shares or 0.107%. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are however, separate and independent corporate entities and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL state that they are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Exchange Act of 1934 (the "1934 Act") and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act, and that therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d).

(3)
Based on information contained in an amendment to a report on Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2008. The amended report states that:

•
AllianceBernstein L.P., a subsidiary of AXA Financial, Inc. owns 1,570,894 of the shares listed on the table and has sole power to vote or direct the vote with respect to 1,228,624 of the shares listed in the table and has sole dispositive power with respect to all of the shares it owns;

•
AXA Equitable Life Insurance Company, a subsidiary of AXA Financial, Inc. owns 176,350 of the shares listed on the table and has sole dispositive power and sole power to direct the vote with respect to all of the shares it owns;

•
AXA Financial, Inc. through its ownership of AllianceBernstein L.P and AXA Equitable Life Insurance Company has beneficial ownership of all of the shares listed in the table, has sole power to vote or direct the vote with respect to 1,404,974 of the shares listed in the table and has sole dispositive power with respect to all of the shares listed in the table. Each of the above subsidiaries of AXA Financial, Inc. operates under independent management and makes independent decisions;

•
AXA through its ownership of AXA Financial, Inc. has beneficial ownership of all of the shared listed in the table, has sole power to vote of direct the vote with respect to 1,404,974 of the shares listed in the table and has sole dispositive power with respect to all of the shares listed in the table;

•
AXA Assurances I.A.R.D. Mutuelle, AXA Assurance Vie Mutuelle, and AXA Courtage Assurance Mutuelle (collectively "Mutuelles AXA") which as a group control AXA, each has beneficial ownership of all of the shared listed in the table, has sole power to vote of direct the vote with respect to 1,404,974 of the shares listed in the table and has sole dispositive power with respect to all of the shares listed in the table;

(4)
Includes 1,000 shares jointly owned by Irene M. Trapani, Mr. Trapani's wife.

(5)
Includes 33,206 shares held by The Weigold Grantor Retained Annuity Trust, of which Mr. Weigold is trustee. Mr. Weigold disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein, if any.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission. These directors, executive officers and ten-percent shareholders are also required to furnish us with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during 2007 our directors, officers and ten-percent shareholders complied with all applicable Section 16(a) filing requirements, with the exceptions noted below.

  •
  One late Form 4 report was filed for William W. Boecke regarding the acquisition of 10,000 shares of common stock.

  •
  One late Form 4 report was filed for Stephen G. Daly regarding the acquisition of 10,000 shares of common stock.

  •
  One late Form 4 report was filed for Norman G. Hildreth, Jr. regarding the acquisition of 10,000 shares of common stock.

  •
  One late Form 4 report was filed for Michael J. Koechlin regarding the acquisition of 5,000 shares of common stock.

  •
  One late Form 4 report was filed for Brian J. Jablonski regarding the acquisition of 7,500 shares of common stock.

        Each of the foregoing transactions was an exempt transaction pursuant to Rule 16b-3 under the Exchange Act.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND AUDITORS

Audit Committee Report

        The primary role of our audit committee is to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to shareholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the board, and the audit process and the independent auditors' qualifications, independence and performance.

        Management is responsible for establishing and maintaining the company's system of internal controls and for preparation of the company's financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The audit committee has met and held discussions with management and our independent auditors, and has also met separately with our independent auditors, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.

        The audit committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2007 with management and the independent auditors. As part of this review, the audit committee discussed with PricewaterhouseCoopers the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, "Communication with Audit Committees."

        The audit committee has received from PricewaterhouseCoopers a written statement describing all relationships between that firm and Hittite that might bear on the auditors' independence, consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The audit committee has discussed the written statement with the independent auditors, and has considered whether the independent auditors' provision of any consultation and other non-audit services to Hittite is compatible with maintaining the auditors' independence.

        Based on the above-mentioned reviews and discussions with management and the independent auditors, the audit committee recommended to the board of directors that Hittite's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

Cosmo S. Trapani, Chair
Rick D. Hess Franklin Weigold

Our Auditors

        PricewaterhouseCoopers LLP have been selected by the audit committee of the board of directors as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2008. PricewaterhouseCoopers also served as our auditors in 2007. We expect that representatives of PricewaterhouseCoopers will attend the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees for Professional Services

        The following is a summary of the fees for professional services rendered by PricewaterhouseCoopers LLP for 2007 and 2006:

	Fees
Fee category
	2007	2006
Audit fees	$597,494	$840,204
Audit-related fees	—	—
Tax fees	229,932	108,677
All other fees	1,500	1,500

Total Fees	$828,926	$950,381

        Audit fees.    Audit fees represent fees for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements and related expenses.

        Audit-related fees.    Audit-related fees represent fees for assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements, including consultation on accounting standards or accounting for specific transactions.

        Tax fees.    Tax fees represent fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning and related expenses. These services include assistance with the preparation of federal, state, and foreign income tax returns.

        All other fees.    All other fees represent fees for products and services provided by PricewaterhouseCoopers LLP, other than those disclosed above.

Pre-Approval Policies and Procedures

        Our audit committee approves each engagement for audit or non-audit services before we engage PricewaterhouseCoopers LLP to provide those services. All audit and non-audit services require pre-approval by the audit committee.

        Our audit committee's pre-approval policies or procedures do not allow our management to engage PricewaterhouseCoopers LLP to provide any specified services without specific audit committee preapproval of the engagement for those services. All of the services provided by PricewaterhouseCoopers LLP during 2007 were pre-approved.

Whistleblower Procedures

        Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are set forth in our code of ethics. See "Our Board of Directors and Executive Officers—Code of Ethics."

OTHER MATTERS

Other Business

        Neither we nor our board of directors intends to propose any matters of business at the meeting other than those described in this proxy statement. Neither we nor our board know of any matters to be proposed by others at the meeting.

Stockholder Proposals for 2009 Annual Meeting

        A stockholder who intends to present a proposal at our 2009 annual meeting of stockholders for inclusion in our 2009 proxy statement must submit the proposal by December 12, 2008. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and must comply with certain procedures established by the Securities and Exchange Commission, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to our Secretary at our address set forth on the notice of meeting appearing on the cover of this proxy statement.

        In addition, under our bylaws, for a stockholder's proposal to be brought before the 2009 annual meeting of our stockholders, the stockholder must give written notice to our Secretary at the address specified above not less than sixty (60) days and not more than ninety (90) days prior to the date set for the annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if the annual meeting of stockholders is to be held on a date prior to the second Wednesday in June, which will be June 10, 2009, and if less than seventy (70) days' notice or prior public disclosure of the date of the annual meeting is given or made, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the earlier of the date on which notice of the date of the annual meeting was mailed or the day on which public disclosure was made of the date of the annual meeting.

ANNUAL MEETING OF STOCKHOLDERS OF

HITTITE MICROWAVE CORPORATION

May 8, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE ☒

Proposal 1. Election of Directors -The following persons have been	FOR	AGAINST	ABSTAIN
nominated for election for a one-year term.	Proposal 2. To ratify the appointment of	☐	☐	☐
PricewaterhouseCoopers LLP as our
NOMINEES :	independent registered public accounting firm
for 2008.
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	☐ Stephen G. Daly ☐ Ernest L. Godshalk ☐ Rick D. Hess ☐ Adrienne M. Markham ☐ Brian P. McAloon ☐ Cosmo S. Trapani ☐ Franklin Weigold

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above.
Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

HITTITE MICROWAVE CORPORATION

20 Alpha Road
Chelmsford, Massachusetts 01824

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephen G. Daly and William W. Boecke as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Hittite Microwave Corporation held of record by the undersigned on April 1, 2008, at the Annual Meeting of Stockholders to be held at the office of Foley Hoag LLP at Seaport World Trade Center West, 155 Seaport Boulevard, Boston, MA 02210, on May 8, 2008, at 10:00 a.m. local time, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

QuickLinks

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
Table of Contents
INFORMATION ABOUT THE MEETING
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OUR BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE FOR 2007
GRANTS OF PLAN-BASED AWARDS IN 2007
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED FOR 2007
INFORMATION ABOUT COMMON STOCK OWNERSHIP AND PERFORMANCE
INFORMATION ABOUT OUR AUDIT COMMITTEE AND AUDITORS
OTHER MATTERS